EXHIBIT a(2)
                            CERTIFICATE OF AMENDMENT

                                       OF

                              PW BIRCH FUND, L.L.C.



          1. The name of the limited liability company is PW Birch Fund, L.L.C.

          2. The Certificate of Formation of the limited liability company is hereby amended as follows:

          The name of the limited liability company is PW Juniper Crossover Fund, L.L.C.

          3. This Certificate of Amendment shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PW Birch Fund, L.L.C. this 26th day of September, 2000.





                                   AUTHORIZED PERSON:

                                   By: /S/ DANIEL ARCHETTI
                                       ---------------------------
                                       Daniel Archetti